RETENTION/SEVERANCE AGREEMENT


          THIS RETENTION/SEVERANCE AGREEMENT (the "Agreement") is made as of September 26, 1994, between Collins & Aikman Products Co., a Delaware corporation (the "Company"), and Paul W. Meeks ("Employee").


                                 W I T N E S S E T H

               WHEREAS, Employee is currently employed by the Company; and

               WHEREAS, the Company wishes to retain Employee's services by providing Employee with the benefits set forth in this Agreement.

               NOW, THEREFORE, in consideration of Employee's continued employment and the mutual agreements contained herein, the parties agree as follows:

               1.   Term of Employment; Base Salary; Duties; Bonus

                    (a) The Company agrees to continue to employ Employee, and Employee hereby accepts such continued employment, until October 31, 1994 (the "Scheduled Termination Date"), subject to the terms and conditions of this Agreement. Employee's employment with the Company shall end on the Scheduled Termination Date (if not previously terminated by Employee or by the Company for Cause, as hereinafter defined) unless otherwise agreed to by the parties.

                    (b) Until October 31, 1994, the Company shall pay Employee a base salary at the rate as in effect on the date of this Agreement.

                    (c) Until October 31, 1994, Employee shall be Vice President and Treasurer of the Company and shall report to the Chief Financial Officer of the Company and perform such services for the Company and its subsidiaries as may be assigned to him from time to time by the Chief Financial Officer of the Company, either of its Vice-Chairmen or any other executive officer of the Company; it being understood that during the period from August 1, 1994 until October 31, 1994, Employee shall be permitted to devote a substantial portion of his time to a job search. During the term of Employee's employment hereunder, the Company shall continue to furnish Employee with an office and a telephone and Employee shall continue to receive assistance from a secretary serving one or more employees of the Company.

                    (d) Employee shall receive a bonus for the fiscal year ending January 28, 1995 ("Fiscal 1994") equal to 75% of the bonus which Employee would have received had his employment not terminated prior to the end of Fiscal 1994 under the Collins & Aikman Corporation 1994 Executive Incentive Compensation Plan (the "Bonus Plan"). Employee's Target Bonus for such purposes shall remain at 30% of his base compensation and his bonus shall be determined by the compensation committee of the Company. Subject to the provisions of the Bonus Plan, in no event shall Employee's bonus be reduced below 75% of the bonus as calculated pursuant to this paragraph. Any bonus granted to Employee shall be payable on or before April 1, 1995.

                2. Notice of Termination of Employment. The Company may terminate Employee's employment with the Company (i) for Cause at any time without notice or (ii) on the Scheduled Termination Date. "Cause" means (A) an act of fraud, embezzlement, misappropriation of business or theft committed by Employee in the course of his employment or any intentional or negligent misconduct of Employee which injures the business or reputation of the Company or any affiliate of the Company; (B) intentional or negligent damage committed by Employee to the property of the Company or any affiliate of the Company; (C) Employee's willful failure or refusal to perform the customary duties and responsibilities of his position with the Company or any affiliate of the Company; (D) Employee's breach of fiduciary duty or representation to the Company or any affiliate of the Company;
          (E) Employee's intentional or negligent violation of any written policy of the Company; (F) Employee's willful failure or refusal to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company; or (G) conviction of Employee of a felony or a crime involving moral turpitude.

               3. Severance. In the event Employee's employment with the Company ends on the Scheduled Termination Date or Employee voluntarily terminates his employment with the Company at any time after July 31, 1994, Employee shall be entitled to receive
          (i) as of the date on which Employee's employment with the Company terminates, cash in a lump sum for (x) any unused vacation days for the entire calendar year of 1994 and (y) any unused vacation days accrued by Employee under the Wickes Companies, Inc. vacation policy and (ii) as severance his base salary as in effect on the date his employment terminates for a fifteen-month period following the date his employment terminates. Such severance shall be paid on a periodic basis over such fifteen-month period in accordance with normal pay practice, provided, however, that if Employee commences employment with another employer prior to the expiration of such fifteen-month period, the balance of any severance due to him shall be paid in a lump sum as soon as practicable thereafter. In addition, until the expiration of such fifteen-month period or, if earlier, the date on which Employee commences employment with another employer, (i) Employee shall participate in the medical, vision and dental plans of the Company on the same basis as if Employee was still employed and Employee shall be obligated to pay the monthly associate deduction in order to continue such benefits, which deduction shall be taken from the  amount  due to
          Employee pursuant to the first sentence of this paragraph 3, (ii) Employee shall receive basic life insurance coverage under the Company's life insurance plan on the same basis as if Employee was still employed (but no optional coverage), (iii) Employee shall continue to participate in the Company's profit-sharing, pension and 401(k) savings plans to the same extent as other former employees of the Company on severance receiving salary continuation, (iv) Employee shall receive $400 per month as an automobile allowance and up to $150 per month for automobile maintenance and shall continue to be covered under the Company's automobile insurance policy, and (v) Employee shall be entitled to outplacement services at an outplacement agency designated by Employee, provided that the cost to the Company for such outplacement services shall not exceed an aggregate of $5,000. In addition, Employee shall continue to be covered under the Company's long term disability plan for a period of 12 weeks from the date Employee's employment with the Company terminates or until the date Employee commences employment with another employer, if earlier. The amount due to Employee pursuant to clause (ii) of the first sentence of this paragraph 3 shall be reduced by the amount of any payments that Employee or his estate or legal representative may be entitled to receive by reason of Employee's disability under any disability insurance plan of the Company or any of its subsidiaries.

                4.  Non-Disclosure; Insider Trading Policy.

                    (a)  Employee recognizes and  acknowledges that in  the
          course of his employment and as a result of the position of trust he holds with the Company he has obtained private or confidential information and proprietary data relating to the Company and its affiliates, including without limitation financial information. All of such private or confidential information and proprietary data is referred to herein as "Confidential Information"; provided, however, that Confidential Information will not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee).

                    (b) Employee agrees that he will not, during his employment or any time thereafter, either directly or indirectly, disclose or use Confidential Information, except as necessary in order to fulfill his duties of employment with the Company or any affiliate of the Company or with the prior written consent of the
          Co-Chairmen  or  Chairman  of  the  Company.    The covenants  of
          Employee set forth in this paragraph 4 constitute agreements independent of any other provisions of this Agreement and Employee acknowledges that his failure to comply with the provisions of this paragraph 4 will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure of Employee so to comply, the Company shall be entitled, without the necessity of proving actual damages or securing or posting any bond, to injunctive relief in addition to all other remedies which may otherwise be available to the Company and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this paragraph.

                    (c) During the period of his employment hereunder and for a period of six months thereafter, Employee shall comply with the policy of the Company regarding the use or disclosure of inside information as set forth in a policy statement dated June 23, 1994, as such policy statement may be revised from time to time.

                5.  Cooperation.   During  his employment  and at  any time
          thereafter, Employee shall promptly notify the Company of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the
          Company  or  any  affiliate  of  the  Company.    Employee  shall
          cooperate fully with the Company and any affiliate of the Company in connection with any Proceeding at no expense to the Company or any affiliate of the Company other than the reimbursement of Employee's reasonable out-of-pocket expenses. Employee shall not disclose any confidential or privileged information in connection with any Proceeding without the written consent of the Company and shall give prompt notice to the Company of any request therefor.

                6. Employment Tax Withholding. Employee agrees that Company may withhold and deduct from any compensation payable under this Agreement any amounts that the Company in good faith believes may be required to be withheld pursuant to any law or governmental regulation or ruling heretofore or hereinafter enacted.

                7. Binding Effect. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any person (i) which may acquire all or virtually all the Company's assets or (ii) with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Employee, his heirs, distributees, and personal representatives.

                8. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity, illegality or unenforceability will not affect any other provision, and all other valid, legal and enforceable provisions will remain in full force and effect.

                9. Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of Employee and the Company under paragraphs 4 and 5 will remain operative and in full force and effect regardless of the expiration or termination of this Agreement.

               10.  Titles.     The  titles  preceding  the   text  of  the
          paragraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.



               11. Entire Agreement; Modification. This Agreement supersedes all previous agreements, negotiations, or communications between Employee and the Company (including, without limitation, the letter agreement dated August 12, 1992 between Collins & Aikman Group, Inc. (which was merged into the Company) and Employee (the "Prior Agreement")) and contains the complete and exclusive expression of the understanding between the parties. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties. The failure of either party to insist in any one of more instances upon performance of any terms, covenants of conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

               12. No Employment Right; Release. This Agreement does not affect the right of the Company to terminate Employee's employment at any time in accordance with paragraph 2 hereof. For good and valuable consideration, Employee unconditionally releases the Company and its affiliates and partners, directors, officers and employees thereof, from any and all claims, liabilities and obligations of any nature pertaining to termination of employment other than those explicitly provided for by this Agreement including, without limitation, any claims arising out of (i) the Prior Agreement, (ii) the Company's Equity Share Plan, which was terminated in October 1993, (iii) the Company's 1993 Employee Stock Option Plan, (iv) the Company's 1994 Employee Stock Option Plan or (v) any alleged legal restrictions on the Company's rights to terminate its employees, such as any implied contract of employment or termination contrary to public policy or to laws prohibiting discrimination (including, without limitation, the Age Discrimination in Employment Act). Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to pay
          Employee  any  amount  pursuant  to  paragraph  2  hereof  unless
          Employee executes and delivers to the Company a new release, dated the date of his termination of employment, containing the substance of the foregoing release and such other provisions as the Company may request to effect the purposes of the foregoing release.

               13.  Governing Law.   This  Agreement will be  construed and
          enforced in accordance with the internal laws of the State of New
          York.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        COLLINS & AIKMAN PRODUCTS CO.

                                        By (Signature of Harold R. Sunday)
                                          Name:    Harold R. Sunday
                                          Title:        Vice   President  -
                                                    Human Resources



                                        By (Signature of Paul W. Meeks)
                                              Paul W. Meeks